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                                                                     Exhibit 5.1


                                  [Letterhead]



                                                               October 22, 1999



LaBranche & Co Inc.
One Exchange Plaza
New York, NY 10006

Ladies and Gentlemen:

              In connection with the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by LaBranche & Co Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the 9 1/2% Senior Notes due 2004 (the "Exchange Notes") to be offered in exchange for all outstanding 9 1/2% Senior Notes due 2004 (the "Initial Notes"), pursuant to an indenture (the "Indenture"), dated as of August 24, 1999, between the Company and Firstar Bank, N.A., as trustee, you have requested our opinion, as counsel for the Company, with respect to the validity of issuance and enforceability of the Exchange Notes. Our opinion set forth below is limited to the General Corporation Law of the State of Delaware.

              We assume that appropriate action will be taken, prior to the offer of Exchange Notes, to register and qualify the Exchange Notes for sale under all applicable state securities or "blue sky" laws.

              As counsel for the Company, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

              Based on the foregoing and subject to the assumptions and qualifications set forth above, we advise you that, in our opinion, when the Exchange Notes, in the form filed as an exhibit to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture,


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October 22, 1999
Page 2

and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes pursuant to the terms of the Registration Rights Agreement, as filed as an exhibit to the Registration Statement, the Exchange Notes will be legal, valid, binding and enforceable obligations of the Company entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                      Very truly yours,


                                      /s/ Fulbright & Jaworski L.L.P.